EXHIBIT 99.1

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS
Contact:	Susan E. Baham
Executive Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC.

REPORTS RESULTS FOR SECOND QUARTER

Charleston, South Carolina (April 20, 2004) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced results for the quarter ended March 31, 2004, its second quarter of fiscal 2004. Net income totaled $6.4 million for the quarter ended March 31, 2004 compared with $7.2 million for the comparable quarter ended March 31, 2003. Diluted earnings per common share totaled $.50 for the quarter ended March 31, 2004 down 7.4% when compared with diluted earnings per common share of $.54 for the comparable quarter ended March 31, 2003. Diluted earnings per common share for the six months ended March 31, 2004 declined 13.5% to $.90 with net income of $11.6 million, compared with diluted earnings per common share of $1.04 and net income of $13.9 million, respectively, for the six months ended March 31, 2003.

       President and Chief Executive Officer A. Thomas Hood commented, "We are pleased with our earnings this quarter in relationship to changes in market conditions. Net income and earnings per share for the March 2004 quarter and fiscal year to date are lower than the comparable periods ended March 31, 2003 as a result principally of significantly lower gains from the sales of residential loans during the current year as compared with the activity during the same periods during fiscal 2003. Our net gain from loan sales was $744 thousand in the quarter ended March 31, 2004 compared with $2.6 million in the comparable quarter ended March 31, 2003. Sales of mortgage loans originated are expected to be much lower in fiscal 2004 because of anticipated declines in refinance transactions."

       Hood further noted, "Excluding the net gain on loan sales from revenues, the Company's other income increased $1.7 million in the March 2004 quarter, or 22.0%, from the comparable quarter ended March 31, 2003. In late January, the Company acquired the Kimbrell Company, Inc., Preferred Markets, Inc. and Atlantic Acceptance Corporation, operating principally as a managing general agency and an affiliated premium finance company. We are pleased with the first quarter's operations of our new companies, now collectively known as The Kimbrell Insurance Group. These additional operations as well as growth in insurance revenues from existing operations both contributed to a $1.3 million increase in insurance revenues, up 31.6% from results one year ago. Included in insurance revenues during the quarters ended March 31, 2004 and 2003, are annual contingent-based insurance revenues of $1.5 million and $1.3 million respectively. Our non-interest income also increased from higher deposit fees and income from other fee businesses."

       As a direct result of lower interest rates at March 31, 2004 as compared with one quarter ago and estimates of higher future prepayment speeds, valuations of the Company's originated mortgage servicing asset declined at quarter-end, resulting in a $1.4 million addition to an impairment reserve. On a comparable basis, during the quarter ended March 31, 2003, the Company incurred a similar impairment charge of $1.3 million. Gains from the sales of securities increased to $958 thousand in the quarter ended March 31, 2004 from $860 thousand in the comparable quarter ended March 31, 2003."

       Hood also noted, "Total expenses increased by 5.6%, or $974 thousand, during the quarter ended March 31, 2004 compared with the quarter ended March 31, 2003. Expense growth was partially attributable to $347 thousand in higher salary and benefit costs related to the addition of the Kimbrell Insurance Group, normal annual merit increases and staffing for the January opening of the Company's 46th branch, our Wal-Mart in-store branch location in North Myrtle Beach, South Carolina. Other expenses also increased by $526 thousand during the quarter ended March 31, 2004 as compared to the same quarter in fiscal 2003 as a result of additional insurance operations acquired and growth in costs associated with branch

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First Financial Holdings, Inc.

April 20, 2004

expansion. Our new Wal-Mart Super Store location is our fifth Wal-Mart in-store branch and we are very excited about the number of new account relationships we are adding from our in-store branch locations."

       Net interest income of $19.6 million during the quarter ended March 31, 2004 declined slightly compared with net interest income of $19.7 million during the quarter ended March 31, 2003. The Company's net interest margin of 3.41% for the quarter ended March 31, 2004 declined by 39 basis points from the net interest margin of 3.80% in the quarter ended March 31, 2003 and declined three basis points from the net interest margin of 3.44% in the December 2003 quarter. Average loans receivable decreased by $45.6 million and average mortgage-backed securities increased $262.6 million during the current quarter as compared to average balances for the comparable quarter ended March 31, 2003. The decline in average loans between periods relates to the Company's record fixed-rate residential loan production during fiscal 2003 and subsequent sales of fixed-rate loans that qualify for sale to agencies in the secondary mortgage market. On March 24, 2004, the Company announced the issuance of $45 million of trust preferred securities through First Financial Capital Trust I. The trust preferred securities, sold in a private transaction, bear a fixed rate of 7%. Proceeds were used to repay a $24.1 million line of credit with another bank with the remainder of the funds retained for working capital and for other corporate purposes.

       Problem assets totaled $13.9 million at March 31, 2004 compared with $15.1 million one year ago and $15.4 million at December 31, 2003. The ratio of problem assets to total assets was 0.56% at March 31, 2004, compared with 0.68% one year ago and 0.63% one quarter ago. The ratio of net loan charge-offs to average net loans annualized increased to 42 basis points in the current quarter compared to 40 basis points in the quarter ended March 31, 2003 and 35 basis points in the December 2003 quarter. President Hood commented, "We are pleased to see lower levels of problem assets and believe that market conditions have returned to more normalized trends in delinquent loans."

       As of March 31, 2004, total assets of First Financial were $2.5 billion and deposits were $1.5 billion. Loans receivable totaled $1.8 billion at March 31, 2004 and stockholders' equity totaled $169.8 million. Book value per common share increased to $13.53 at March 31, 2004 compared to $12.69 at March 31, 2003. First Financial's Board of Directors previously approved a stock repurchase program to acquire up to 650,000 shares of its common stock subject to market conditions. The Company has purchased 220,300 shares under the current repurchase program. Recently, the Board of Directors extended the expiration date of the program to November 30, 2004.

       First Financial is the holding company of First Federal, which operates 46 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage and trust services through First Southeast Insurance Services, The Kimbrell Insurance Group, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

       Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. The Company's actual results, performance or achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, general economic conditions nationally and in the State of South Carolina, interest rates, the South Carolina real estate market, the demand for mortgage loans, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2003. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on these statements.

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First Financial Holdings, Inc.

April 20, 2004
FIRST FINANCIAL HOLDINGS, INC.
Unaudited Consolidated Financial Highlights
(in thousands, except share data)

	Three Months Ended			Six Months Ended

	03/31/04	03/31/03	12/31/03	03/31/04	03/31/03

Statements of Income
Interest income	$32,037	$33,834	$31,760	$63,797	$69,752
Interest expense	12,428	14,144	12,621	25,049	29,677
Net interest income	19,609	19,690	19,139	38,748	40,075
Provision for loan losses	(1,825)	(1,650)	(1,425)	(3,250)	(3,135)
Net interest income after provision	17,784	18,040	17,714	35,498	36,940
Other income
Net gain on sale of loans	744	2,550	210	954	4,562
Net gain on sale of investments and
mortgage-backed securities	958	860	436	1,394	1,186
Brokerage fees	650	629	494	1,144	1,024
Commissions on insurance	5,021	3,885	2,846	7,867	6,269
Other agency income	430	257	262	692	509
Service charges and fees on deposit accounts	2,833	2,506	2,757	5,590	5,183
Loan servicing fees	(1,150)	(1,067)	415	(735)	(996)
Real estate operations (net)	(274)	(201)	(185)	(459)	(358)
Other	1,213	1,069	1,230	2,443	2,314
Total other income	10,425	10,488	8,465	18,890	19,693
Other expenses
Salaries and employee benefits	11,238	10,891	11,301	22,539	21,994
Occupancy costs	1,357	1,263	1,282	2,639	2,587
Marketing	391	386	350	741	800
Depreciation, amort., etc.	1,331	1,329	1,432	2,763	2,705
Other	3,988	3,462	3,640	7,628	6,917
Total other expenses	18,305	17,331	18,005	36,310	35,003
Income before income taxes	9,904	11,197	8,174	18,078	21,630
Provision for income taxes	3,514	4,028	2,920	6,434	7,753
Net income	6,390	7,169	5,254	11,644	13,877
Earnings per common share:
Basic	0.51	0.55	0.42	0.93	1.06
Diluted	0.50	0.54	0.41	0.90	1.04
Average shares outstanding	12,560	12,931	12,542	12,551	13,045
Average diluted shares outstanding	12,904	13,249	12,949	12,927	13,378

Ratios:
Return on average equity	15.28%	17.57%	12.82%	14.04%	16.92%
Return on average assets	1.05%	1.29%	0.88%	0.97%	1.24%
Net interest margin	3.41%	3.80%	3.44%	3.42%	3.83%
Operating expense/average assets	3.00%	3.12%	3.03%	3.02%	3.13%
Efficiency ratio	62.37%	58.71%	65.82%	64.04%	59.39%
Net charge-offs/average net loans, annualized	0.42%	0.40%	0.35%	0.39%	0.37%

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First Financial Holdings, Inc.

April 20, 2004

	03/31/04	03/31/03	12/31/03

Statements of Financial Condition
Assets
Cash and cash equivalents	$91,055	$84,058	$83,478
Investments	72,057	38,741	58,926
Loans receivable	1,806,968	1,830,061	1,801,672
Mortgage-backed securities	386,595	175,663	402,489
Office properties, net	36,594	35,217	36,503
Real estate owned	3,949	3,539	3,606
Intangible assets	22,301	15,958	16,255
Other assets	36,097	30,868	31,152
Total Assets	2,455,616	2,214,105	2,434,081
Liabilities
Deposits	1,470,395	1,446,417	1,428,440
Advances from FHLB	689,000	538,000	664,000
Other borrowings	82,553	26,805	139,202
Other liabilities	43,836	41,446	37,629
Total Liabilities	2,285,784	2,052,668	2,269,271
Stockholders' equity
Stockholders' equity	225,433	207,335	221,167
Treasury stock	(57,805)	(47,320)	(55,664)
Accumulated other comprehensive income (loss)	2,204	1,422	(693)
Total stockholders' equity	169,832	161,437	164,810
Total liabilities and stockholders' equity	2,455,616	2,214,105	2,434,081
Stockholders' equity/assets	6.92%	7.29%	6.77%

Common shares outstanding	12,550	12,723	12,575
Book value per share	$13.53	$12.69	$13.11

	03/31/04	03/31/03	12/31/03

Credit quality-quarterly results
Total reserves for loan losses	$14,725	$15,457	$14,809
Loan loss reserves/net loans	0.81%	0.84%	0.82%
Reserves/non-performing loans	148.54%	134.08%	125.07%
Provision for losses	$1,825	$1,650	$1,425
Net loan charge-offs	$1,909	$1,852	$1,573

Problem assets
Non-accrual loans	$9,553	$11,206	$11,520
Accruing loans 90 days or more past due	71	22	29
Renegotiated loans	289	300	292
REO thru foreclosure	3,949	3,539	3,606
Total	$13,862	$15,067	$15,447
As a percent of total assets	0.56%	0.68%	0.63%